Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the Quidel Corporation 2016 Equity Incentive Plan, Quidel Corporation 2010 Equity Incentive Plan, Quidel Corporation Amended and Restated 2001 Equity Incentive Plan, Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan, and Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan of QuidelOrtho Corporation of our reports dated February 17, 2022, with respect to the consolidated financial statements of Quidel Corporation, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
                        /s/ Ernst & Young LLP
San Diego, California
August 18, 2022